Form 10-K, Exhibit 13
period 2000-12-31
PREMIERWEST BANCORP
filed 2001-03-29
CIK 1102287

                             PREMIERWEST BANCORP
                               AND SUBSIDIARIES

                                 CONSOLIDATED
                             FINANCIAL STATEMENTS

                 Years ended December 31, 2000, 1999 and 1998

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of PremierWest Bancorp

We have audited the accompanying consolidated balance sheets of PremierWest
Bancorp and subsidiaries (PremierWest) as of December 31, 2000 and 1999, and
the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of PremierWest's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1999 consolidated financial statements of United Bancorp and subsidiaries (United), which are included in the consolidated financial statements of PremierWest as discussed in Note 2 to the consolidated financial statements, and which statements reflect total assets of approximately $135,668,000 as of December 31, 1999, and net interest income of approximately $5,447,000 for the year then ended.
Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for United, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PremierWest and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

During May 2000, PremierWest and United were merged in a transaction accounted for as a pooling-of-interests. The consolidated financial statements for the year ended December 31, 1998, represent the combination of the consolidated financial statements of PremierWest and United, which were audited and reported on separately by other auditors. We have audited the combination of the accompanying consolidated financial statements for the year ended December
31, 1998, after restatement for the May 2000 pooling of interests. In our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.

/s/ Symonds, Evans & Company, P.C.

Portland, Oregon
January 19, 2001

                     PREMIERWEST BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          December 31, 2000 and 1999

                                  ($ in 000s)

                ASSETS
                                                                2000                      1999
                                                         -----------------          -----------------

Cash and cash equivalents:
     Cash and due from banks                             $     14,306                    $    12,593
     Federal funds sold                                         3,730                          4,900
     Interest-bearing deposits in banks                            -                           2,877
     Securities purchased under agreements to resell               -                             498
                                                        -------------              -----------------
              Total cash and cash equivalents                  18,036                         20,868
Investment securities available-for-sale                       73,634                         81,350
Interest-bearing deposits with Federal Home Loan Bank              -                           1,000
Federal Home Loan Bank stock                                    1,490                          5,817
Loans, net                                                    232,910                        171,420
Premises and equipment, net                                    11,172                         10,296
Accrued interest and other assets                               7,004                          5,901
                                                        -------------               ----------------

              Total assets                               $    344,246                   $    296,652
                                                       ==============               ================

                                                  LIABILITIES AND SHAREHOLDERS' EQUITY
                                                  ------------------------------------

Liabilities:
     Deposits:
         Demand                                        $      51,062                   $     43,789
         Interest-bearing demand and savings                 125,398                        115,319
         Time                                                119,780                        70,637
                                                        ------------                   ------------
              Total deposits                                 296,240                        229,745
     Federal Home Loan Bank borrowings                         6,672                         17,402
     Federal funds purchased and securities
        sold under agreements to repurchase                    6,162                          18,600
     ESOP notes payable                                          383                            604
     Accrued interest and other liabilities                    2,347                          2,077
                                                        ------------                   ------------
              Total liabilities                              311,804                        268,428
Shareholders' equity:
     Preferred stock, no par value; 1,000,000 shares
        authorized; none issued                                    -
     Common stock, no par value; 20,000,000
        shares authorized; 8,598,917 shares
        issued and outstanding (8,407,879 in 1999)            18,679                         17,918
     Retained earnings                                        14,514                         12,710
     Unearned ESOP Compensation                                 (383)                          (604)
     Accumulated other comprehensive loss                       (368)                        (1,800)
                                                        ------------                   ------------
              Total shareholders' equity                      32,442                         28,224
                                                        ------------                   ------------
              Total liabilities and
                shareholders' equity                    $    344,246                   $    296,652
                                                        ============                   ============

                     PREMIERWEST BANCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                 Years ended December 31, 2000, 1999 and 1998

            ($ in 000s, except for earnings per common share data)

                                                                2000          1999         1998
                                                             ---------     ---------    ---------
Interest and dividend income:
     Interest and fees on loans                              $  20,957     $  14,470    $  14,471
     Taxable interest on investment securities                   3,984         3,910        3,308
     Nontaxable interest on investment securities                  753           774          551
     Dividends on Federal Home Loan Bank stock                     209           412          392
     Interest on federal funds sold                                190           468          345
     Interest-bearing deposits with Federal Home Loan Bank         106           745          904
     Securities purchased under agreements to resell                 -            33           49
                                                             ---------     ---------    ---------
                           Total interest and dividend income   26,199        20,812       20,020
Interest expense:
     Deposits:
         Interest-bearing demand and savings                     4,046         3,210         3,207
         Time                                                    5,232         3,469         3,569
                                                             ---------     ---------     ---------
                           Total interest expense on deposits    9,278         6,679         6,776
     Interest on federal funds purchased and
        securities sold under agreements to repurchase             952           813           672
     Interest on Federal Home Loan Bank borrowings and
        ESOP notes payable                                         966           588           520
                                                             ---------     ---------     ---------
                           Total interest expense               11,196         8,080         7,968
                                                             ---------     ---------     ---------
Net interest income                                             15,003        12,732        12,052
Loan loss provision                                                669           835         1,702
                                                             ---------     ---------     ---------
Net interest income after loan loss provision                   14,334        11,897        10,350
Noninterest income:
     Service charges on deposit accounts                           989         1,046           953
     Commissions and fees                                          805           841           623
     Gains on sales of investment securities, net                    5             7           379
     Other                                                         131           186           207
                                                             ---------     ---------     ---------
                           Total noninterest income              1,930         2,080         2,162
Noninterest expense:
     Salaries and employee benefits                              6,850         6,376         4,706
     Net occupancy and equipment                                 1,997         1,554         1,295
     Advertising                                                   465           451           173
     Professional fees                                             471           426           429
     Data processing                                               137           227           219
     Merger costs                                                  962            -             -
     Data conversion costs                                         125            -             -
     Other                                                       2,355         2,508         2,240
                                                             ---------     ---------     ---------
                           Total noninterest expense            13,362        11,542         9,062
                                                             ---------     ---------     ---------
Income before income taxes                                       2,902         2,435         3,450
Provision for income taxes                                       1,098           707         1,214
                                                             ---------     ---------     ---------
Net income                                                   $   1,804     $   1,728     $   2,236
                                                             =========     =========     =========
Basic earnings per common share                              $    0.21     $    0.21    $     0.28
                                                             =========     =========    ==========
Diluted earnings per common share                            $    0.21     $    0.21    $     0.27
                                                             =========     =========    ==========

                     PREMIERWEST BANCORP AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 Years ended December 31, 2000, 1999 and 1998

            ($ in 000s, except for dividends per common share data)

                                                                                                   Accumulated
                                                                                     Unearned      other            Total
                                    Number of   Comprehensive  Common     Retained   ESOP          comprehensive    shareholders'
                                    shares      income (loss)  stock      earnings   compensation  income (loss)    equity
                                    ----------  -----------    ---------  ---------  -----------   -----------      ---------
Balances at January 1, 1998         $2,430,968                 $  16,550  $   9,271  $     (840)   $      512       $  25,493
Comprehensive income:
     Net income                             -    $    2,236           -       2,236           -            -            2,236
     Other comprehensive loss -
         Unrealized gains on
         investment securities
         available-for-sale
         (net of income taxes of
         approximately $80),
         net of reclassification
         adjustment for gains
         included in net income
         of approximately $234
         (net of income taxes
         of approximately $145)            -            (107)          -         -             -         (107)           (107)
                                                  ----------
     Comprehensive income                  -      $    2,129           -         -             -           -               -
                                                  ==========

Three-for-one and four-for-one
        stock splits                5,734,447                          -         -             -           -               -
ESOP compensation expense                  -                          190        -            254          -              444
Stock purchased for ESOP                   -                           -         -           (304)         -             (304)
Cash dividends paid
        ($.03 per common share)            -                           -       (264)           -           -             (264)
Dividends reinvested                    2,460                          43        -             -           -               43
Change in stock option plan                -                          157        -             -           -              157
Amortization of stock compensation         -                           -         22            -           -               22
Stock options exercised               100,480                          96        -             -           -               96
Income tax benefit of stock options
        exercised                          -                          318        -             -           -              318
                                    ----------                 ----------  ---------    ----------  ----------       ---------
Balances at December 31, 1998      $ 8,268,355                     17,354     11,265         (890)         405         28,134

                     PREMIERWEST BANCORP AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (continued)

                 Years ended December 31, 2000, 1999 and 1998

            ($ in 000s, except for dividends per common share data)

                                                                                                   Accumulated
                                                                                     Unearned      other            Total
                                    Number of   Comprehensive  Common     Retained   ESOP          comprehensive    shareholders'
                                    shares      income (loss)  stock      earnings   compensation  income (loss)    equity
                                    ----------  -----------    ---------  ---------  -----------   -----------      ---------
Comprehensive income:
     Net income                             -    $    1,728           -       1,728           -            -            1,728
     Other comprehensive loss -
         Unrealized losses on
         investment securities
         available-for-sale
         (net of income taxes of
         approximately $1,361)            -          (2,205)          -         -             -       (2,205)         (2,205)
                                                  ----------
     Comprehensive loss                    -      $    (477)          -         -             -           -               -
                                                  ==========

ESOP compensation expense                  -                           78        -            286          -              364
Cash dividends paid
        ($.04 per common share)            -                           -       (299)           -           -             (299)
Dividends reinvested                    9,118                          41        -             -           -               41
Amortization of stock compensation         -                           -         16            -           -               16
Stock options exercised               130,406                         331        -             -           -              331
Income tax benefit of stock options
        exercised                          -                          114        -             -           -              114
                                    ----------                 ----------  ---------    ----------  ----------       ---------
Balances at December 31, 1999      $ 8,407,879                     17,918     12,710         (604)     (1,800)         28,224

                     PREMIERWEST BANCORP AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (continued)

                 Years ended December 31, 2000, 1999 and 1998

            ($ in 000s, except for dividends per common share data)

                                                                                                   Accumulated
                                                                                     Unearned      other            Total
                                    Number of   Comprehensive  Common     Retained   ESOP          comprehensive    shareholders'
                                    shares      income (loss)  stock      earnings   compensation  income (loss)    equity
                                    ----------  -----------    ---------  ---------  -----------   -----------      ---------
Comprehensive income:
     Net income                             -    $    1,804            -      1,804            -            -            1,804
     Other comprehensive loss -
         Unrealized gains on
         investment securities
         available-for-sale
         (net of income taxes of
         approximately $891),              -           1,432           -         -             -         1,432           1,432
                                                  ----------
     Comprehensive income                  -      $    3,236           -         -             -            -               -
                                                  ==========
ESOP compensation expense                  -                           71        -            221           -              292
Stock options exercised               191,122                         593        -             -            -              593
Income tax benefit of stock options
        exercised                          -                           97        -             -            -               97
Purchase of fractional shares             (84)                         -         -             -            -               -
                                   ----------                  ----------  ---------    ---------   ----------       ---------
Balances at December 31, 2000      $ 8,598,917                     18,679     14,514         (383)        (368)         32,442

                     PREMIERWEST BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Years ended December 31, 2000, 1999 and 1998

                                  ($ in 000s)

                                                                                  2000            1999             1998
                                                                             ------------     ------------     ------------

Cash flows from operating activities:
     Net income                                                              $   1,804         $    1,728        $    2,236
     Adjustments to reconcile net income to net cash
        provided by operating activities:
              Depreciation and amortization                                      1,221                868               711
              Amortization of premium (accretion of discount)
                on investment securities, net                                       22                (13)              (59)
              Dividends on Federal Home Loan Bank stock                           (209)              (412)             (392)
              Loan loss provision                                                  669                835             1,702
              Gains on sales of investment securities
                available-for-sale, net                                             (5)                (7)             (379)
              Credit for deferred income taxes                                    (348)              (238)             (165)
              Amortization of stock compensation                                    -                  16                22
              Change in stock option plan                                           -                  -                157
              Income tax benefit of stock options exercised                         97                114               318
              Changes in accrued interest receivable/payable
                and other assets/liabilities                                      (731)               163               536
                                                                             ---------         ----------         ---------
                           Net cash provided by operating activities             2,520              3,054             4,687
Cash flows from investing activities:
     Purchases of investment securities available-for-sale                          -             (40,931)          (34,475)
     Proceeds from maturities and calls of investment securities
        available-for-sale                                                       5,221             15,357            15,480
     Proceeds from sales of investment securities available-for-sale             4,801              1,464            26,625
     Proceeds from sale of Federal Home Loan Bank stock                          4,536                 -                 -
     Decrease (increase) in interest-bearing deposit with
        Federal Home Loan Bank                                                   1,000              5,000            (6,000)
     Loan originations, net                                                    (62,733)           (33,564)           (7,681)
     Purchases of premises and equipment, net                                   (2,097)            (4,603)           (1,227)
     Other                                                                          -                  24                76
                                                                             ---------         ----------         ---------
                           Net cash used in investing activities               (49,272)           (57,253)           (7,202)
Cash flows from financing activities:
     Net increase in deposits                                                   66,495             15,559            19,838
     Net (decrease) increase in Federal Home Loan Bank borrowings              (10,730)             9,268              (387)
     Net (decrease) increase in federal funds purchased and
        securities sold under agreements to repurchase                         (12,438)             6,789            (8,070)
     Dividends reinvested                                                           -                  41                43
     Cash dividends paid                                                            -                (299)             (264)
     Stock options exercised                                                       593                331                96
                                                                             ---------         ----------         ---------
                           Net cash provided by financing activities            43,920             31,689            11,256
                                                                             ---------         ----------         ---------
(Decrease) increase in cash and cash equivalents                                (2,832)           (22,510)            8,741
Cash and cash equivalents at beginning of the year                              20,868             43,378            34,637
                                                                             ---------         ----------         ---------
Cash and cash equivalents at end of the year                                 $  18,036         $   20,868          $ 43,378
                                                                             =========         ==========         =========

                     PREMIERWEST BANCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 2000

1.       Description of business and summary of significant accounting policies
         ----------------------------------------------------------------------

         Principles of consolidation
         -------------------------------------------------------

         The accompanying consolidated financial statements include the accounts of PremierWest  Bancorp and its  wholly-owned  subsidiary,  PremierWest
         Bank and the bank's subsidiaries  Premier Finance Company,  PremierWest
         Investment  Company,  and  Blue  Star  Properties  (collectively,  "the
         Bank"). In addition, the accompanying consolidated financial statements
         have  been  retroactively   restated  to  reflect  PremierWest  Bancorp
         becoming  the  bank  holding  company  for  PremierWest  Bank  and  for
         PremierWest  Bancorp's  merger with United Bancorp (United) in May 2000 which was  accounted  for as a  pooling-of-interests  (see Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation.

         Description of business
         -----------------------

         The Bank conducts a general banking business and primarily  operates in one  business  segment.  The  Bank's  service  area  includes  Jackson,
         Josephine  and  Douglas  counties of Southern  Oregon.  Its  activities include the usual lending and deposit  functions of a commercial  bank:
         commercial, real estate, installment and mortgage loans; checking, time deposit and savings accounts; automated teller machines (ATMs) and safe deposit facilities.

         Method of accounting
         --------------------

         The Bank prepares its consolidated  financial  statements in conformity with accounting  principles generally accepted in the United States and prevailing practices within the banking industry. The Bank utilizes the accrual method of accounting  which  recognizes  income when earned and expenses when  incurred.  The  preparation  of  consolidated  financial statements in conformity with accounting  principles generally accepted in  the  United  States  requires  management  to  make  estimates  and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent  assets and liabilities at the date of the consolidated  financial statements,  and the reported amounts of income and expenses during the reporting periods.  Actual results could differ from those estimates.

1.       Description of business and summary of significant accounting policies
         -----------------------------------------------------------------------
         (continued)

         Cash and cash equivalents
         -------------------------

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand,  amounts  due from banks,  federal  funds sold (which are generally  sold for  one-day  periods),  interest-bearing  deposits  in banks, and securities purchased under agreements to resell.

         Securities purchased under agreements to resell are generally overnight investments fully collateralized by U.S. government securities.

         The Bank maintains  balances in  correspondent  bank accounts which, at times, may exceed federally  insured limits.  Management  believes that its risk of loss  associated  with such  balances is minimal due to the financial  strength  of the  correspondent  banks.  The  Bank  has  not experienced any losses in such accounts.

         Supplemental disclosures of cash flow information ($ in 000s)
         -------------------------------------------------------------

         During  2000,  1999  and  1998,  noncash  transactions   resulted  from
         unrealized    gains    and    losses    on    investment     securities
         available-for-sale,  net of income  taxes and the income tax benefit of stock options exercised, as disclosed in the accompanying  consolidated statements of changes in  shareholders'  equity.  In addition,  noncash transactions  included the following  for the years ended  December 31,
         2000, 1999 and 1998:

                                                      2000    1999    1998
                                                     ------  ------  ------
         Transfers of loans to other real estate     $  574  $1,136  $   73
         Proceeds from issuance of Employee Stock
                Ownership Plan (ESOP) debt               -       -      304
         ESOP compensation expense, including
                mark-to-market adjustment               292     364     444

         During 2000, 1999 and 1998, the Bank paid approximately $10,967, $7,989 and $8,039, respectively, in interest expense.

         Investment securities
         ---------------------

         Investment  securities  available-for-sale  are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income or loss, net of income taxes.

1.       Description of business and summary of significant accounting policies
         -----------------------------------------------------------------------
         (continued)

         Gains  or  losses  on the  sale of  available-for-sale  securities  are determined  using  the  specific-identification  method.  Premiums  and discounts on  available-for-sale  securities are recognized in interest income using the interest method over the period to maturity.

         Declines in the fair value of individual  available-for-sale securities below  their  cost  that are  other  than  temporary  would  result  in write-downs  of the  individual  securities  to their fair  value.  The related  write-downs  would be included in earnings as realized losses.
         Management believes that all unrealized losses on investment securities available-for-sale as of December 31, 2000 and 1999 are temporary.

         Federal Home Loan Bank stock
         ----------------------------

         The Bank's investment in Federal Home Loan Bank (FHLB) stock is carried at par value,  which  approximates  fair value. As a member of the FHLB system,  the Bank is required to maintain a minimum level of investment in  FHLB  stock  based  on  specific  percentages  of  its  outstanding mortgages,  total assets or FHLB  advances.  At December 31, 2000,  the
         Bank  met  its  minimum  required  investment.  The  Bank  may  request redemption  at par value of any FHLB  stock in  excess  of the  minimum required investment. Stock redemptions are at the discretion of FHLB.

         Loans
         -----

         Loans are  stated at the  amount of unpaid  principal,  reduced  by the allowance  for loan losses and deferred  loan fees.  The  allowance for loan losses represents management's recognition of the assumed risks of extending  credit and the quality of the existing loan  portfolio.  The allowance is  established  to absorb  known and inherent  losses in the loan  portfolio  as  of  the  balance  sheet  date.  The  allowance  is maintained at a level considered adequate to provide for potential loan losses based on management's  assessment of various  factors  affecting the portfolio. Such factors include historical loss experience;  review of problem loans; underlying collateral values and guaranties;  current economic  conditions;  legal  representation  regarding  the outcome of
         pending  legal  action  for   collection  of  loans  and  related  loan
         guaranties;   and  an  overall   evaluation   of  the   quality,   risk
         characteristics  and  concentration  of  loans  in the  portfolio.  The reserve is based on  estimates,  and ultimate  losses may vary from the current estimates.  These estimates are reviewed periodically,  and, as adjustments  become  necessary,  they are  reported  in earnings in the periods in which they become  known.  The  allowance  is  increased  by provisions charged to operations and reduced by loans charged-off,  net of recoveries.

1.       Description of business and summary of significant accounting policies
         -----------------------------------------------------------------------
         (continued)

         The Bank considers loans to be impaired when  management  believes that it is probable that all amounts due will not be collected  according to the  contractual  terms.  An  impaired  loan must be  valued  using the present  value of expected  future cash flows  discounted at the loan's effective  interest  rate,  the loan's  observable  market price or the estimated  fair value of the loan's  underlying  collateral  or related guaranty.  The Bank primarily measures  impairment on all large balance nonaccrual  loans  (typically  commercial  and  commercial  real estate loans) based on the fair value of the underlying  collateral or related guaranty.  In certain other cases,  impairment is measured based on the present  value of expected  future cash flows  discounted at the loan's
         effective   interest   rate.   Amounts   deemed   impaired  are  either
         specifically  allocated  for  in  the  allowance  for  loan  losses  or reflected as a partial charge-off of the loan balance.  Smaller balance
         homogeneous  loans  (typically   installment  loans)  are  collectively
         evaluated for  impairment.  Accordingly,  the Bank does not  separately identify  individual  installment  loans  for  impairment  disclosures.
         Generally,  the Bank evaluates a loan for impairment  when it is placed on nonaccrual  status. All of the Bank's impaired loans at December 31,
         2000 and 1999 were on nonaccrual status.

         The  accrual of interest on impaired  loans is  discontinued  when,  in management's  opinion,  the borrower may be unable to make  payments as they become due.  When  interest  accrual is  discontinued,  all unpaid accrued interest is reversed.

         Loan origination  fees, net of certain direct loan  origination  costs, are  generally  recognized as an adjustment of the yield of the related loan.

         Interest  income  on all  loans is  accrued  as  earned  on the  simple interest method.

         Various regulatory  agencies,  as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize  additions to the  allowance based on their  judgment of the  information  available  to them at the time of their examinations.

         Premises and equipment
         ----------------------

         Premises  and   equipment   are  stated  at  cost,   less   accumulated
         depreciation  and   amortization.   Depreciation  and  amortization  on
         premises and equipment is computed on the straight-line method over the estimated  useful  lives  of the  assets.  Leasehold  improvements  are amortized on the  straight-line  method over the shorter of the term of the lease or the estimated useful life of the improvement. Amortization of leasehold  improvements is included in depreciation and amortization expense in the accompanying consolidated financial statements.

1.       Description of business and summary of significant accounting policies
         -----------------------------------------------------------------------
         (continued)

         Goodwill ($ in 000s)
         --------------------

         Goodwill  is the  excess  of the cost  over  fair  value of net  assets acquired in business combinations. It is amortized on the straight-line method,  generally over a 15-year period. In addition, it is the Bank's policy to review goodwill for impairment  whenever events or changes in circumstances indicate that its investment in the underlying businesses that gave rise to such goodwill may not be recoverable.  Should such an evaluation of impairment become  necessary,  the Bank will evaluate the performance of such acquired  businesses on an  undiscounted  basis. At
         December   31,  2000,   accrued   interest  and  other  assets  in  the
         accompanying   consolidated   balance   sheet   includes   goodwill  of
         approximately   $717,   net  of  accumulated   amortization.   Goodwill
         amortization for 2000 was  approximately  $20. There was no goodwill at
         December 31, 1999.

         Other real estate ($ in 000s)
         -----------------------------

         Other real estate,  acquired  through  foreclosure  or deeds in lieu of foreclosure,  is  carried  at  the  lower  of  cost  or  estimated  net realizable value. When the property is acquired, any excess of the loan balance  over the  estimated  net  realizable  value is  charged to the reserve for loan losses.  Holding costs,  subsequent write-downs to net realizable  value,  if any,  or any  disposition  gains or  losses  are included  in  noninterest  income and  expense.  Other  real  estate at
         December  31, 2000 and 1999  totaled  approximately  $1,846 and $1,209, respectively,  and is included in accrued  interest and other assets in the accompanying consolidated balance sheets.

         Shareholders' equity
         --------------------

         During 1998, the Bank declared stock splits. Basic and diluted earnings per common share (see Note 15), cash  dividends per common share,  ESOP information  (see Note 17) and stock option plan  information (see Note
         18) have been adjusted to give retroactive effect to the stock splits.

1.       Description of business and summary of significant accounting policies
         -----------------------------------------------------------------------
         (continued)

         Advertising
         -----------

         Advertising  costs are generally  charged to expense during the year in which they are incurred.

         Income taxes
         ------------

         Deferred tax assets and liabilities are reflected at currently  enacted income tax rates  applicable  to the period in which the  deferred  tax assets or  liabilities  are  expected to be  realized  or  settled.  As changes  in tax laws or rates are  enacted,  deferred  tax  assets  and liabilities are adjusted through the provision for income taxes.

         Recently issued accounting standards
         ------------------------------------

         In June 1999, the Financial  Accounting  Standards  Board (FASB) issued
         Statement of Financial Accounting Standards (SFAS) No. 137, "Accounting
         for  Derivative  Instruments  and Hedging  Activities - Deferral of the
         Effective  Date of FASB Statement 133" (SFAS 137), an amendment of SFAS
         133,  which   establishes   accounting  and  reporting   standards  for
         derivative  instruments  and hedging  activities  and requires  that an entity recognize all derivatives as either assets or liabilities in the balance  sheet and measure  those  instruments  at fair value.  In June
         2000,  FASB  issued  SFAS  138,   "Accounting  for  Certain  Derivative
         Instruments and Certain Hedging Activities - an amendment of SFAS 133."
         SFAS 133,  as amended by SFAS 137 and SFAS 138,  is  effective  for all quarterly and annual  financial  statements  of fiscal years  beginning after June 15,  2000.  The Bank had no  significant  derivatives  as of
         December 31, 2000, nor does the Bank engage in any hedging  activities.
         Accordingly,  the Bank does not  anticipate  that the  adoption of SFAS
         133, as amended by SFAS 137 and SFAS 138,  will have a material  effect on its consolidated financial position or results of operations.

         Reclassifications
         -----------------

         Certain amounts in 1999 and 1998 have been reclassified to conform with the 2000 presentation.

2.       Merger ($ in 000s)
         ------------------

         Effective May 8, 2000,  PremierWest  Bancorp became the holding company for PremierWest Bank (collectively,  "PremierWest") and acquired United
         Bancorp  and  its  wholly-owned   subsidiary,   Douglas  National  Bank
         (collectively,   "United").   The  merger  was   affected   by  issuing
         approximately  3,716,000 shares of PremierWest common stock in exchange for 100% of the outstanding  shares of United common stock.  The merger was accounted for as a pooling-of-interests and, accordingly, all prior
         year  consolidated   financial  statements  of  PremierWest  have  been
         restated  to include  the  accounts  and  transactions  of United.  All information  in  the  accompanying  consolidated  financial  statements concerning  common stock,  employee  stock plans and per share data has been restated on an equivalent share basis.

         Net  interest  income  and net  income of  PremierWest  and United on a separate  company  basis  for the three  months  ended  March 31,  2000
         (unaudited)  and the years  ended  December  31,  1999 and 1998 were as follows:

                             Three months
                            ended March 31,
                           2000 (unaudited)             Year ended December 31,
                          ---------------------  ------------------------------------
                                                         1999                1998
                                                 ----------------   -----------------
                               Premier             Premier             Premier
                                West    United      West    United       West   United
                             --------  --------   --------  ------   ---------  ------
         Net interest income $2,017    $  1,525   $  7,285  $5,447     $6,809   $5,243
         Net income             410         211      1,241     487      1,182    1,054

         There were no  material  transactions  between  PremierWest  and United prior to the merger.  The  effects of  conforming  United's  accounting policies to those of PremierWest were not material.

3.       Cash and due from banks ($ in 000s)
         -----------------------------------

         The Bank was  required  to  maintain  an  average  reserve  balance  of approximately  $600 at December 31, 1999 with the Federal  Reserve Bank or maintain such reserve balance in the form of cash. This  requirement was met by holding cash and maintaining an average reserve balance with the Federal  Reserve  Bank in excess of this  amount.  The Bank was not required to maintain a reserve balance with the Federal Reserve Bank at
         December 31, 2000.

4.       Investment securities available-for-sale ($ in 000s)
         ----------------------------------------------------

         Investment securities  available-for-sale at December 31, 2000 and 1999 consisted of the following:

                                                                  Gross         Gross        Estimated
                                                 Amortized      unrealized    unrealized       fair
                                                   cost           gains         losses         value
                                               -------------    -------------  -------------  -------------
 2000
 ----
 U.S. Government and agency securities           $  41,531     $       27     $     404      $   41,154
 Mortgage-backed securities and
     collateralized mortgage obligations            17,198             52           167          17,083
 Obligations of state and political subdivisions    15,176             84           189          15,071
 Equity securities                                     326             -             -              326
                                                ------------- -------------  -------------  -------------

                                                 $  74,231    $       163     $     760      $   73,634
                                                ============= =============   =============  =============

 1999
 ----
 U.S. Government and agency securities           $  41,531    $        -      $   1,619      $   39,912
 Mortgage-backed securities and
     collateralized mortgage obligations            24,894              5           790          24,109
 Obligations of state and political subdivisions    17,394             42           556          16,880
 Equity securities                                     449             -             -              449
                                                ------------  -------------   -------------  -------------
                                                 $  84,268    $        47     $   2,965      $   81,350
                                                ============= =============   =============  =============

         The amortized  cost and estimated  fair value of investment  securities available-for-sale at December 31, 2000, by contractual  maturity,  are
         shown  below.   Expected   maturities   may  differ  from   contractual
         maturities,  because  borrowers  may have the  right to call or  prepay obligations, with or without call or prepayment penalties.

                                                Amortized        Estimated
                                                  cost           fair value
                                              ------------      ------------
         Due in one year or less               $     4,536      $      4,536
         Due from one to five years                 37,270            37,006
         Due from five to ten years                 14,902            14,683
         Mortgage-backed securities                 14,449            14,339
         Collateralized mortgage obligations         2,748             2,744
         Equity securities                             326               326
                                              ------------      ------------
                                              $     74,231      $     73,634
                                              ============      ============

4.       Investment securities available-for-sale ($ in 000s)
         ----------------------------------------------------

         Gross gains of approximately  $5, $7 and $417 were realized on sales of investment  securities  available-for-sale  in  2000,  1999  and  1998, respectively.  Gross losses of approximately $38 were realized on sales of  investment  securities  available-for-sale  in 1998.  There were no losses on sales of investment securities available-for-sale in 2000 and
         1999.  The  provision  for income taxes  applicable to the net gains on sales of investment securities available-for-sale was approximately $2,
         $2 and $133 in 2000, 1999 and 1998, respectively.

         Investment securities  available-for-sale  with an estimated fair value of  approximately  $39,337 and  $29,026 at December  31, 2000 and 1999,
         respectively,  were  pledged  to  secure  public  deposits,  repurchase agreement  deposit  accounts  and for other  purposes  as  required  or
         permitted   by   law.   In    addition,    an    investment    security
         available-for-sale with an estimated fair value of approximately $5,066 was pledged to secure FHLB borrowings as of December 31, 1999 (see Note
         9).

5.       Loans ($ in 000s)
         -----------------

         Loans at December 31, 2000 and 1999 consisted of the following:

                                                     2000         1999
                                                  ----------  ----------
                Commercial                        $  37,878    $  31,516
                Real estate - construction           48,039       34,843
                Real estate - other                 114,902       97,620
                Consumer installment                 30,675        9,009
                Other                                 5,478        1,992
                                                 ----------    ---------
                                                    236,972      174,980
                Less:
                    Allowance for loan losses         3,476        3,075
                    Deferred loan fees                  586          485
                                                 ----------    ---------
                                                      4,062        3,560
                                                 ----------    ---------
                Loans, net                       $  232,910    $ 171,420
                                                 ==========    =========

5.       Loans ($ in 000s)
         -----------------

         As of December  31,  2000 and 1999,  the Bank's  market area  consisted principally  of Jackson,  Josephine  and  Douglas  counties of Southern
         Oregon. A substantial portion of the Bank's loans are collateralized by real estate in this  geographic  area and,  accordingly,  the  ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in the local market conditions.

6.       Allowance for loan losses ($ in 000s)
         -------------------------------------

         Transactions  in the  allowance  for loan  losses  for the years  ended
         December 31, 2000, 1999 and 1998 were as follows:

                                                       2000    1999       1998
                                                      ------  -------    -------
        Balance at beginning of year                 $ 3,075  $ 2,832    $ 1,569
        Loan loss provision                              669      835      1,702
        Loans charged-off                               (507)    (834)      (622)
        Recoveries of loans previously charged-off       239      242        183
                                                     -------   -------   -------
        Balance at end of year                       $ 3,476   $ 3,075   $ 2,832
                                                     =======   =======   ========

         At December 31, 2000 and 1999,  the Bank had  approximately  $4,803 and
         $2,774, respectively,  in impaired loans. The valuation allowance as of
         December  31,  2000  and  1999  related  to  the  impaired   loans  was
         approximately  $720  and  $836,  respectively.   The  average  recorded
         investment in impaired loans for 2000, 1999 and 1998 was  approximately
         $3,885, $4,143 and $7,229, respectively.  Interest income recognized on impaired loans in 2000, 1999 and 1998 was insignificant.

         Loans  on  nonaccrual  status  at  December  31,  2000  and  1999  were approximately  $4,803 and $2,774,  respectively.  Interest income which would have been realized on nonaccrual  loans had they remained current in  2000,  1999  and  1998  was  approximately  $539,  $410  and  $722, respectively. Loans contractually past due 90 days or more on which the
         Bank  continued  to accrue  interest at December 31, 2000 and 1999 were insignificant.  As of  December  31,  2000  and  1999,  there  were  no commitments to lend additional  funds to borrowers whose loans had been modified.

7.       Premises and equipment ($ in 000s)
         ----------------------------------

         Premises and  equipment at December 31, 2000 and 1999  consisted of the following:

                                                                2000         1999
                                                             ---------     ---------
              Land and improvements                          $   2,378    $    2,039
              Buildings and leasehold improvements               7,245         7,536
              Furniture and equipment                            6,188         4,989
                                                             ---------     ---------
                                                                15,811        14,564
              Less accumulated depreciation and amortization     4,956         4,268
                                                             ---------     ---------
                                                                10,855        10,296
              Construction in progress                             317             -
                                                             ---------     ---------
                                                             $  11,172     $  10,296
                                                             =========     =========

8.       Time certificates of deposit ($ in 000s)
         ----------------------------------------

         Time certificates of deposit in excess of $100 aggregated approximately
         $50,814 and $18,860 at December 31, 2000 and 1999, respectively.

         At December 31,  2000,  the  scheduled  annual  maturities  of all time certificates of deposit were approximately as follows:

                2001           $ 78,129
                2002             36,001
                2003              2,498
                2004                521
                2005              2,523
                Thereafter          108
                              ---------
                              $ 119,780
                                                                                                                                                              ====================================
9.       FHLB borrowings ($ in 000s)
         ---------------------------

         The Bank  participates  in the Cash  Management  Advance  Program  (the
         Program)  with the  FHLB.  As of  December  31,  2000,  the Bank had no
         short-term borrowings outstanding under the Program. As of December 31,
         1999, the Bank had $10,000 of short-term  borrowings  outstanding  from the FHLB under the Program with  interest at 4.95%.  Under the Program, the Bank had available short-term  borrowings of approximately  $50,230 as of

9.       FHLB borrowings ($ in 000s) (continued)
         ---------------------------

         December 31, 2000,  with interest at the FHLB's cash  management  rate.
         All  outstanding  borrowings  with  the FHLB  are  collateralized  by a blanket pledge agreement on the Bank's FHLB stock, any funds on deposit with the FHLB,  investment  securities  and loans (the  Blanket  Pledge
         Agreement).

         The  Bank  also  had  long-term  borrowings  outstanding  with the FHLB
         totaling   $6,672  and  $7,402  as  of  December  31,  2000  and  1999,
         respectively. The Bank makes monthly principal and interest payments on the long-term  borrowings  which mature  between 2001 and 2014 and bear
         interest  at  rates  ranging  from  5.60%  and  7.80%.   The  long-term
         borrowings are secured under the Blanket Pledge Agreement. In addition, as of December 31, 1999, an  interest-bearing  deposit with the FHLB of
         $1,000 and an investment security  available-for-sale with an estimated fair value of  approximately  $5,066 were pledged as collateral for the borrowings.

10.      Federal funds purchased ($ in 000s)
         -----------------------------------

         Federal funds purchased  generally  mature within one to four days from the transaction date.  Information  concerning  federal funds purchased for the years ended  December 31, 2000,  1999 and 1998 is summarized as follows:

                                                       2000     1999     1998
                                                    --------- --------- -------
         Average balance during the year             $ 3,286  $  2,538  $   232
         Average interest rate during the year          6.8%      5.4%     6.0%
         Maximum month-end balance during the year   $ 6,370  $  6,380  $   330

         The Bank maintains  federal funds lines with  correspondent  banks as a back-up  source of  liquidity.  As of December 31,  2000,  the Bank had approximately  $19,000 of federal funds lines available to draw against on an uncollateralized basis.

11.      Securities sold under agreements to repurchase ($ in 000s)
         ----------------------------------------------------------

         Securities  sold under  agreements to repurchase  represent  short-term borrowings with  maturities  which do not exceed 90 days. The following is a summary of such short-term borrowings for the years ended December
         31, 2000, 1999 and 1998:

                                                      2000     1999       1998
                                                    -------- --------   -------
         Average balance during the year             $14,886  $15,041   $14,076
         Average interest rate during the year          4.9%     4.5%      4.7%
         Maximum month-end balance during the year   $23,464  $17,883   $16,013

12.      ESOP notes payable ($ in 000s)
         ------------------------------

         ESOP notes  payable at  December  31, 2000 and 1999 are  summarized  as follows:

                                                                     2000            1999
                                                                 ------------     ------------
         Note payable to Key Bank with interest at 7.7%;
         due in quarterly  installments  totaling
         approximately $110 on an annual basis through
         March 2002; secured by Bank stock.                       $    154        $  264

         Note payable to Key Bank with interest at 7.4%;
         due in quarterly  installments  totaling
         approximately  $61 on an annual basis through
         June 2003; secured by Bank stock.                             137           198

         Note payable to Key Bank with interest at 7.0%;
         due in quarterly  installments  totaling
         approximately  $50 on an annual basis through
         January 2003; secured by Bank stock.                           92           142
                                                                 ------------     ------------
                                                                 $     383        $  604
                                                                 ============     ============

13.      Off-balance sheet financial instruments ($ in 000s)
         ---------------------------------------------------

         In the  normal  course of  business,  the Bank is a party to  financial instruments with off-balance  sheet risk to meet the financing needs of its  customers.  These  financial  instruments  include  commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of amounts recognized in the accompanying  consolidated balance sheets.
         The contractual  amounts of these instruments reflect the extent of the
         Bank's   involvement   in  these   particular   classes  of   financial
         instruments.  As of  December  31,  2000 and  1999,  the  Bank  held no significant derivative financial instruments.

13.      Off-balance sheet financial instruments ($ in 000s) (continued)
         ---------------------------------------------------

         The Bank's  exposure to credit loss in the event of  nonperformance  by the other party to the financial  instrument for  commitments to extend credit and standby  letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in
         making   commitments  and  conditional   obligations  as  it  does  for
         on-balance sheet instruments. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

         A summary of the Bank's  off-balance  sheet  financial  instruments  at
         December 31, 2000 and 1999 is approximately as follows:

                                                           2000         1999
                                                        ---------    ---------
         Commitments to extend credit                   $  45,129    $  42,703
         Standby letters of credit                            590        2,172
                                                        ---------    ---------
         Total off-balance sheet financial instruments  $  45,719    $  44,875
                                                        =========    =========

         Commitments  to extend  credit are  agreements to lend to a customer as long as there  is no  violation  of any  condition  established  in the contract.  Commitments  generally have fixed  expiration dates or other termination  clauses and may require payment of fees. Since many of the commitments  are expected to expire without being drawn upon, the total
         commitment   amounts  do  not   necessarily   represent   future   cash
         requirements.  The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained,  if it is deemed
         necessary  by  the  Bank  upon   extension  of  credit,   is  based  on
         management's credit evaluation of the counterparty. Collateral held for
         commitments   to  extend  credit   varies  but  may  include   accounts
         receivable,  inventory, property and equipment, residential real estate and income-producing commercial properties.

         Standby  letters of credit are  conditional  commitments  issued by the
         Bank to guarantee the performance of a customer to a third party. These guaranties are primarily issued to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially  the same as that involved in extending loan  facilities to customers. Collateral held, if required, varies as specified above.

14.      Income taxes ($ in 000s)
         ------------------------

         The  provision  (credit) for income taxes for the years ended  December
         31, 2000, 1999 and 1998 was approximately as follows:

                                            2000           1999          1998
                                          ---------     ---------    ---------
              Current:
                  Federal                 $  1,207      $    780     $   1,088
                  State                        239           165           291
                                          ---------     ---------    ---------
                                             1,446           945         1,379
              Deferred                        (348)         (238)         (165)
                                          ---------     ---------    ---------
              Provision for income taxes  $  1,098      $    707     $   1,214
                                          =========     =========    =========

         The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences  for the years ended December 31, 2000,  1999 and 1998 were approximately as follows:

                                                           2000              1999            1998
                                                         -------------     -----------    --------
              Expected federal income tax at statutory
                  rate of 34%                             $        987     $       828    $  1,173
              State income taxes, net of federal effect            158             108         156
              Tax-exempt income, net                              (254)           (232)       (196)
              Non-deductible merger costs                          218               -          -
              Other, net                                           (11)              3          81
                                                         -------------     -----------    --------
              Provision for income taxes                  $      1,098     $       707    $  1,214
                                                         =============     ===========    ========

         The  components of the net deferred tax assets at December 31, 2000 and
         1999 were approximately as follows:

                                                                      2000          1999
                                                                   ----------    ----------
              Assets:
                  Loan loss provision                              $      813    $      718
                  Benefit plans                                           234           222
                  Net unrealized losses on investment securities
                           available-for-sale                             229         1,121
                  Other                                                   247            59
                                                                   ----------    ----------
                           Total deferred tax assets                    1,523         2,120
              Liabilities -
                  FHLB stock dividends                                    555           608
                                                                    ----------   ----------
                           Net deferred tax assets                  $     968    $    1,512
                                                                    ==========   ==========

14.      Income taxes ($ in 000s) (continued)
         ------------------------

         Management  believes,   primarily  based  upon  the  Bank's  historical
         performance, that the net deferred tax assets will be recognized in the normal  course  of  operations  and,  accordingly,  management  has not reduced net deferred tax assets by a valuation allowance.

         The Bank made income tax  payments of  approximately  $1,040,  $633 and
         $948 during 2000, 1999 and 1998, respectively.

15.      Basic and diluted earnings per common share ($ in 000s, except per share amounts)
         ---------------------------------------------------------------------------------

         The Bank's basic  earnings per common share is computed by dividing net income by the  weighted-average  number of  common  shares  outstanding during the period.  The Bank's  diluted  earnings  per common  share is computed  by  dividing  net  income by the  weighted-average  number of common shares  outstanding plus dilutive common shares related to stock options.

         The numerators  and  denominators  used in computing  basic and diluted earnings per common share for the years ended  December 31, 2000,  1999 and 1998 can be reconciled as follows:

                                                             Net
                                                            income             Shares         Per-share
        2000                                              (numerator)       (denominator)       amount
        ----                                             --------------    --------------   --------------
        Basic earnings per common share -
            Income available to common shareholders      $        1,804          8,590,110     0.21
                                                                                            =======
        Effect of assumed conversion of stock options                -             103,277
                                                         --------------    ---------------

        Diluted earnings per common share                $        1,804          8,693,387     0.21
                                                         ==============    ===============  =======
        1999
        ----
        Basic earnings per common share -
            Income available to common shareholders      $        1,728          8,127,190     0.21
                                                                                            =======
        Effect of assumed conversion of stock options                -             245,383
                                                         --------------    ---------------

        Diluted earnings per common share                $        1,728          8,372,573     0.21
                                                         ==============    ===============  =======
        1998
        ----
        Basic earnings per common share -
            Income available to common shareholders               2,236          7,958,773     0.28
                                                                                            =======
        Effect of assumed conversion of stock options                -             410,897
                                                         --------------     --------------

        Diluted earnings per common share                 $       2,236          8,369,670    0.27
                                                          ==============    ==============  =======

16.      Transactions with related parties ($ in 000s)
         ---------------------------------------------

         Some  of  the  directors   (and  the  companies  with  which  they  are
         associated) are customers of, and have had banking  transactions  with, the Bank in the ordinary  course of the Bank's  business.  In addition, the Bank expects to continue to have such banking  transactions  in the future. All loans and commitments to loan to such parties are generally made on the same terms,  including  interest rates and  collateral,  as those  prevailing at the time for  comparable  transactions  with other persons.  In the  opinion  of  management,  these  transactions  do not involve  more than the normal  risk of  collectibility  or present  any other unfavorable features.

         An analysis of activity  with respect to loans to directors of the Bank for the year ended December 31, 2000 was approximately as follows:

                Balance at December 31, 1999            $6,973
                Additions                                4,439
                Repayments                              (3,413)
                                                        ------
                Balance at December 31, 2000            $7,999
                                                        ======

17.      Benefit plans ($ in 000s)
         -------------------------

         401(k) profit sharing plan
         --------------------------

         The Bank  maintains a 401(k) profit sharing plan (the Plan) that covers substantially all full-time  employees over 18 years of age.  Employees may make  voluntary  tax-deferred  contributions  to the Plan,  and the
         Bank's  contributions  to the Plan are at the  discretion of the Bank's
         Board of Directors (the Board), not to exceed the amount deductible for federal income tax purposes. Employees vest in the Bank's contributions over a period of seven years. Bank contributions  charged to operations under the Plan were  approximately $69, $74 and $57 for the years ended
         December 31, 2000, 1999 and 1998, respectively.

         ESOP
         ----

         The Bank  sponsors  a  leveraged  ESOP that  covers  substantially  all previous  employees of United.  The Bank makes annual  contributions to the ESOP.  The  amount of the  annual  contribution  is  discretionary, except  that it must be  sufficient  to enable the ESOP to service  its debt.  The initial ESOP shares were pledged as collateral for the debt.
         As the debt is repaid,  shares are  released  and  allocated  to former
         United  employees   currently  employed  by  the  Bank,  based  on  the
         proportion  of debt  paid.  The  debt  of the  ESOP  is  recorded  as a liability,  and the  shares  pledged  as  collateral  are  reported  as unearned ESOP compensation in the  shareholders'  equity section of the accompanying  consolidated  balance sheets. As shares are released from collateral,  the Bank reports compensation expense equal to the current market  price of the shares for all shares  acquired  by the ESOP.  The difference  between the allocated  shares' market value and the cost of the allocated shares in 2000, 1999 and 1998 was approximately  $71, $78 and $190,  respectively,  and is  included  in  salaries  and  employee benefits expense in the accompanying  consolidated statements of income and in common  stock in the  accompanying  consolidated  statements  of shareholders'  equity. ESOP compensation expense related to the payment of debt was  approximately  $221, $286 and $254 in 2000, 1999 and 1998, respectively.  The ESOP shares are considered  outstanding for earnings per share computations. Cash dividends paid on unallocated shares which are collateral for debt are used to repay the ESOP debt. Cash dividends paid on allocated  shares are  distributed  to the accounts of the ESOP participants.

17.      Benefit plans ($ in 000s) (continued)
         -------------------------

         Shares  held  by the  ESOP  as of  December  31,  2000  and  1999  were classified as follows:

                                                 2000        1999
                                               --------    --------
         Allocated shares:
           Prior to January 1, 1993             61,665      61,665
           Subsequent to December 31, 1992     432,387     371,033
                                               --------    --------
                                               494,052     432,698
         Unallocated shares                     96,745     158,099
                                               --------    --------
            Total ESOP shares                  590,797     590,797
                                               ========    ========

         The approximate fair market value of the Bank's  unallocated  shares at
         December   31,  2000  and  1999  was   approximately   $492  and  $842,
         respectively.

17.      Benefit plans ($ in 000s) (continued)
         -------------------------

         Agreement with former president
         -------------------------------

         The Bank  entered  into a contract  with a former  president  of United providing  for  benefit  payments  subsequent  to his  retirement.  The accrued  liability for these payments was $544 and $555 at December 31,
         2000 and 1999, respectively.  The Bank also entered into an approximate
         $115 settlement agreement with this former president,  of which $15 was paid in 1999, and $100 was paid in 1998.

18.      Stock option plan ($ in 000s, except per share amounts)
         -------------------------------------------------------

         Under the Bank's  Stock  Option Plan (the Stock  Option  Plan),  it may
         grant  Incentive Stock Options (ISOs) and  Non-qualified  Stock Options
         (NSOs).

         The exercise price of each option is generally the fair market value of the Bank's  common  stock at the date of grant.  The options  generally vest over time, and all options  generally  expire in ten years, if not exercised. However, the Board has the right to suspend or terminate the
         Stock  Option Plan at any time,  except with  respect to the  remaining options outstanding. In addition, during 1998, the vesting schedule for certain  options was  accelerated  by 50% in  exchange  for certain key employees  waiving  their right to cash  distributions  for  previously granted stock options.

         SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123)
         requires  companies,  such as the Bank,  that use the  intrinsic  value method to account  for  employee  stock  options  to provide  pro forma disclosures of the net income and earnings per share effect of applying the fair value-based method of accounting for stock options. The effect of applying the fair value-based method to stock options granted in the years ended  December 31, 2000,  1999 and 1998 resulted in an estimated weighted-average  grant  date  fair  value of $2.19,  $1.27 and  $2.40, respectively.  Had compensation  cost been determined based on the fair value of the  options  at the date of grant,  the  Bank's pro forma net income, pro forma basic earnings per common share and pro forma diluted earnings per common share for the years ended  December 31, 2000,  1999 and 1998 would have been as follows:

                                                            2000       1999         1998
                                                         ----------  ----------  ----------
         Net income                        As reported   $   1,804   $   1,728   $   2,236
                                           Pro forma         1,690       1,600       2,034

         Basic earnings per common share   As reported   $    0.21        0.21   $    0.28
                                           Pro forma          0.20        0.20        0.26

18.      Stock option plan ($ in 000s, except per share amounts) (continued)
         -------------------------------------------------------

                                                                 2000        1999        1998
                                                              ----------  ----------   ---------
         Diluted earnings per common share      As reported    $  0.21      $ 0.21      $  0.27
                                                Pro forma         0.19        0.19         0.24

         The Bank used the Black-Scholes option-pricing model with the following weighted-average  assumptions  to value  options  granted for the years ended December 31, 2000, 1999 and 1998:

                                      2000       1999          1998
                                   ---------- ----------   ----------
         Dividend yield             1.5%        1.5%          1.5%
         Expected volatility        41%         37%           28%
         Risk-free interest rate    5.0%        6.0%          4.6%
         Expected option lives      7 years     7 years       5 years

         Because SFAS No. 123 is applicable only to options  granted  subsequent to December 31, 1994, the pro forma effects for 2000, 1999 and 1998 may not be  representative  of the  effects on  reported  results in future years.

         At December 31, 2000,  160,825  shares  reserved under the Stock Option
         Plan were  available  for future grant.  Activity  related to the Stock
         Option Plan for the years ended December 31, 2000, 1999 and 1998 was as follows:

                                        2000                      1999                  1998
                                 -------------------     -------------------     -------------------
                                           Weighted-                  Weighted-              Weighted-
                                Options     average        Options     average    Options    average
                                 out-       exercise        out-      exercise     out-      exercise
                                standing     price        standing      price     standing    price
                                ---------- ---------     ---------- ------------  --------- ------------
         Balance at beginning
              of year             801,072    $ 4.02        763,324    $  3.63      823,680   $  2.35
         Granted                   54,804      5.06        182,680       4.54      156,260      8.20
         Forfeited                (96,579)     3.68        (14,526)      3.46     (116,136)     3.09
         Exercised               (191,122)     2.87       (130,406)      2.53     (100,480)     0.86
                                ----------  ---------    ---------- ----------   ----------  ----------
         Balance at end of year   568,175    $ 4.56        801,072     $ 4.02      763,324    $ 3.63
                                ==========  =========    ========== ==========   ==========  ==========

18.      Stock option plan ($ in 000s, except per share amounts) (continued)
         -------------------------------------------------------

         Information   regarding   the   number,    weighted-average   remaining
         contractual   life  of   options  by  range  of   exercise   price  and
         weighted-average exercise price at December 31, 2000 is as follows:

                             Options outstanding             Exercisable options
                     ------------------------------------  -----------------------
                                             Weighted-
                                 Weighted-   average                     Weighted-
                                 average     remaining                    average
        Exercise     Number of   exercise    contractual    Number of      exercise
       price range    options     price       life (years)   options        price
       ------------  ----------  -------    -------------  ------------   --------
        $     0.81    74,400    $  0.81         1             74,400        $ 0.81
              1.07    42,800       1.07         3             42,800          1.07
              1.75    19,740       1.75         5             15,792          1.75
         3.17-4.19   171,048       3.33         7            171,048          3.33
         4.44-5.33    72,927       5.04         9             72,927          5.04
              7.12     4,760       7.12         7              1,904          7.12
              8.25   175,000       8.25         7                 --          8.25
              5.00     7,500       5.00         9                 --          5.00
                     -------                                   -----
                     568,175    $  4.56         5.9          378,871       $ 2.86
                     =======    =======      =======         =======       =======

         Exercisable  options as of December 31, 1999 and 1998  totaled  421,426 and 513,035, respectively.

19.      Contingencies
         -------------

         In the  ordinary  course of  business,  the Bank  becomes  involved  in various  litigation  arising  from normal  banking  activities.  In the opinion of management,  the ultimate  disposition of these actions will not have a material adverse effect on the Bank's consolidated financial position or results of operations at December 31, 2000.

20.      Estimated fair values of financial instruments ($ in 000s)
         ----------------------------------------------------------

         The following disclosures are made in accordance with the provisions of
         SFAS No. 107,  "Disclosures about Fair Value of Financial  Instruments"
         (SFAS 107),  which  requires the  disclosure of fair value  information about  financial  instruments  where it is practicable to estimate that value.

20.      Estimated fair values of financial instruments ($ in 000s) (continued)
         ----------------------------------------------------------

         In  cases  where  quoted  market  values  are not  available,  the Bank primarily uses present value  techniques to estimate the fair values of its  financial  instruments.  Valuation  methods  require  considerable
         judgment,   and  the   resulting   estimates   of  fair  value  can  be
         significantly  affected  by the  assumptions  made  and  methods  used.
         Accordingly,  the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

         In addition,  as the Bank normally  intends to hold the majority of its financial  instruments  until  maturity,  it does not expect to realize many of the estimated  amounts  disclosed.  The disclosures also do not include estimated fair value amounts for items which are not defined as financial  instruments but which have significant  value. The Bank does not believe that it would be practicable to estimate a representational fair value for these types of items as of December 31, 2000 and 1999.

         Because  SFAS  107  excludes  certain  financial  instruments  and  all
         nonfinancial   instruments  from  its  disclosure   requirements,   any
         aggregation of the fair value amounts presented would not represent the underlying value of the Bank.

         The Bank used the  following  methods and  assumptions  to estimate the fair value of its significant financial instruments:

                  CASH AND CASH EQUIVALENTS:  The carrying amount  approximates the estimated fair value of these instruments.

                  INVESTMENT SECURITIES AVAILABLE-FOR-SALE:  The market value of investment  securities  available-for-sale,  which is based on quoted  market  values or the  market  values  for  comparable securities, represents estimated fair value.

                  INTEREST-BEARING   DEPOSIT  WITH  FHLB:  The  carrying  amount
                  approximates the estimated fair value.

                  FHLB STOCK:  The carrying  amount  approximates  the estimated fair value.

20.      Estimated fair values of financial instruments ($ in 000s) (continued)
         ----------------------------------------------------------

                  LOANS:  For variable  rate loans that reprice  frequently  and have no significant  change in credit risk, the estimated fair value is carrying value.  For fixed rate loans,  the estimated fair value is calculated by discounting the  contractual  cash
                  flows  of  the  loans  using   December   31,  2000  and  1999
                  origination  rates.  The  resulting  amounts  are  adjusted to estimate  the  effect of  changes  in the  credit  quality  of borrowers since the loans were originated.

                  DEPOSITS:   The  estimated  fair  value  of  demand  deposits,
                  consisting of checking,  savings and certain  interest-bearing demand deposit accounts, is represented by the amounts payable on demand. The estimated fair value of certificates of deposit is calculated by  discounting  the scheduled  cash flows using the  December  31,  2000  and  1999  rates  offered  on  these instruments.

                  FHLB  BORROWINGS:  The estimated fair value of FHLB borrowings is calculated by  discounting  the scheduled  cash flows using quoted rates from the FHLB as of December 31, 2000 and 1999.

                  FEDERAL FUNDS PURCHASED AND SECURITIES  SOLD UNDER  AGREEMENTS
                  TO REPURCHASE: The carrying amounts of federal funds purchased and securities sold under agreements to repurchase approximate the estimated fair value due to the short-term nature of these borrowings.

                  OFF-BALANCE  SHEET FINANCIAL  INSTRUMENTS:  The estimated fair value of off-balance  sheet financial  instruments  (primarily commitments  to extend  credit)  is  determined  based on fees
                  currently   charged   for  similar   commitments.   Management
                  estimates  that  these  fees  approximate  $319 and $302 as of
                  December 31, 2000 and 1999, respectively.

         The estimated fair values of the Bank's  significant  on-balance  sheet financial instruments at December 31, 2000 and 1999 were as follows:

                                                        2000                         1999
                                             -------------------------      ----------------------
                                              Carrying      Estimated        Carrying    Estimated
                                               value        fair value        value      fair value
                                             ----------     ----------      ----------   ---------
         Financial assets:
              Cash and cash equivalents      $  18,036      $  18,036       $  20,868    $  20,868
              Investment securities
                  available-for-sale            73,634         73,634          81,350       82,350
              Interest-bearing deposit with
                  FHLB                              -              -            1,000          996
              FHLB stock                         1,490          1,490           5,817        5,817
              Loans, net                       232,910        232,136         171,420      170,709

20.      Estimated fair values of financial instruments ($ in 000s) (continued)
         ----------------------------------------------------------

                                                    2000                     1999
                                             ---------------------   --------------------
                                             Carrying  Estimated     Carrying  Estimated
                                              value    fair value     value    fair value
                                             --------  -----------   --------- ----------
         Financial liabilities:
              Deposits $                     $296,240   $284,873      $229,745 $229,806
              FHLB borrowings                   6,672      6,684        17,402   17,099
              Federal funds purchased
                  and securities sold under
                  agreements to repurchase      6,162      6,132        18,600   18,600

21.      Regulatory matters ($ in 000s)
         ------------------------------

         PremierWest  Bancorp  and  PremierWest  Bank  are  subject  to  various regulatory  capital  requirements  administered  by the federal banking agencies.  Failure to meet minimum  capital  requirements  can initiate certain mandatory - and possibly additional  discretionary - actions by regulators that, if undertaken,  could have a direct material effect on the Bank's consolidated  financial  statements.  Under capital adequacy guidelines and the regulatory  framework for prompt corrective  action,
         PremierWest  Bancorp and  PremierWest  Bank must meet specific  capital guidelines that involve  quantitative  measures of assets,  liabilities and certain  off-balance  sheet items as  calculated  under  regulatory
         accounting  practices.   PremierWest  Bancorp  and  PremierWest  Bank's
         capital  amounts and  classification  are also  subject to  qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative  measures  established  by  regulation  to ensure  capital adequacy require  PremierWest  Bancorp and PremierWest Bank to maintain minimum  amounts  and ratios  (set forth in the table  below) of Tier 1 capital (as defined in the regulations) to average assets (as defined), and Tier 1 and total capital (as defined) to  risk-weighted  assets (as defined).  Management  believes  that as of December 31, 2000 and 1999,
         PremierWest  Bancorp and PremierWest  Bank met or exceeded all relevant capital adequacy requirements.

         As of December 31, 2000, the most recent  notification from the Federal
         Deposit  Insurance  Corporation  categorized  PremierWest  Bancorp  and
         PremierWest Bank as "well capitalized"  under the regulatory  framework for prompt correction action. To be categorized as "well  capitalized,"
         PremierWest  Bancorp and PremierWest  Bank must maintain  minimum total risk-based,  Tier 1 risk-based and Tier 1 leverage  ratios as set forth in the table.  There are no conditions or events since the notification from the regulators that management  believes would change  PremierWest
         Bancorp's or  PremierWest  Bank's  regulatory  capital  categorization.
         PremierWest  Bancorp's capital ratios are not  significantly  different from those of PremierWest Bank.

21.      Regulatory matters ($ in 000s) (continued)
         ------------------------------

         PremierWest  Bancorp's  and  PremierWest  Bank's  actual  and  required capital amounts and ratios are presented in the following table:

                                                                                        Regulatory minimum
                                                                                        to be "well capitalized"
                                                         Regulatory minimum to be       under prompt correc-
                                          Actual          "adequately capitalized"      tive action provisions
                                    -----------------    -------------------------      -----------------------
                                     Amount   Ratio        Amount   Ratio                Amount        Ratio
                                    -------- --------     -------- -------              --------     ---------
December 31, 2000:
Tier 1 capital (to average assets)  $ 30,269    9.2%      13,144     4.0%               $ 16,430        5.0%
Tier 1 capital
    (to risk-weighted assets)         30,269   10.5       11,561     4.0                  17,342        6.0
Total capital
    (to risk-weighted assets)         33,645   11.6       23,122     8.0                  28,904       10.0
December 31, 1999:
Tier 1 capital (to average assets)    30,628   10.7       11,484     4.0                  14,355        5.0
Tier 1 capital
    (to risk-weighted assets)         30,628   14.5        8,486     4.0                  12,720        6.0
Total capital
    (to risk-weighted assets)          2,918   15.5       16,962     8.0                  21,203       10.0

22.      Parent company financial information ($ in 000s)
         ------------------------------------------------

         Condensed financial information for PremierWest Bancorp (parent company only) is presented as follows:

                                 CONDENSED BALANCE SHEETS

                                                                             December 31,
                                                                           -----------------
                                                                            2000       1999
                                                                           -------    ------
         Assets:
             Cash and cash equivalents                                     $   814    $    253
             Investment in subsidiaries                                     29,480      26,359
             Premises and equipment                                          1,651       1,401
             Other assets                                                      901         871
                                                                           -------     -------
                               Total assets                                $32,756     $28,884
                                                                           =======     =======

         Liabilities:
             ESOP notes payable                                            $   383     $   604
             Other liabilities                                                  21          56
                                                                           -------     -------
                               Total liabilities                               404         660
         Shareholders' equity                                               32,442      28,224
                                                                           -------     -------

                               Total liabilities and shareholders' equity  $32,846    $28,884
                                                                           =======    =======

                              CONDENSED STATEMENTS OF INCOME

                                                                   Years ended December 31,
                                                           ---------------------------------
                                                             2000      1999       1998
                                                           --------  --------   ---------
         Operating income                                  $    250  $    196   $     215
         Dividends from Bank                                      -       416       1,344
         Operating expense                                      643       327         714
                                                           --------  --------   ---------
                Income (loss) before income tax benefit
                  and equity in undistributed net
                  earnings of subsidiaries                    (393)       285         845
         Income tax benefit                                    151         43         131
                                                           --------  --------   ---------
         Income (loss) before equity in undistributed
             net earnings of subsidiaries                     (242)       328         976
         Equity in undistributed net earnings of
             subsidiaries                                    2,046      1,400       1,260
                                                           --------  --------   ---------
                                    Net income             $ 1,804   $  1,728   $   2,236
                                                           ========  ========   =========

22.      Parent company financial information ($ in 000s) (continued)
         ------------------------------------------------

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                       Years ended December 31,
                                                             --------------------------------------------
                                                                 2000           1999             1998
                                                             ------------    ------------    ------------
  Cash flows from operating activities:
      Net income                                             $   1,804        $    1,728     $    2,236
      Adjustments to reconcile net income to net cash
           provided by operating activities:
               Depreciation and amortization                        28                57             14
               Undistributed net earnings of subsidiaries       (2,046)           (1,400)        (1,260)
               Change in stock option plan                          -                 -             157
               Provision (credit) for deferred income taxes         -                  6            (93)
               Income tax benefit of stock options exercised        97               114            318
               Other, net                                          584               280            (91)
                                                             ------------     ------------    ------------
                  Net cash provided by operating
                    activities                                     467               785          1,281

  Cash flows used by investing activities -
      Purchases of premises and equipment, net                    (278)             (411)          (357)

  Cash flows from financing activities:
      Payments on ESOP notes payable                              (221)             (286)          (254)
      Repayment of notes payable to the Bank                        -               (248)          (288)
      Proceeds from stock options exercised                        593               331             96
      Dividends reinvested                                          -                 41             43
      Cash dividends paid                                           -               (299)          (264)
                                                              ------------    ------------     ------------
                  Net cash provided (used) by
                    financing activities                           372              (461)           (667)
                                                              ------------    ------------     ------------
      Net increase (decrease) in cash and
        cash equivalents                                           561               (87)            257

  Cash and cash equivalents:
    Beginning of year                                              253               340              83
                                                              ------------    ------------     ------------
    End of year                                               $    814        $      253       $     340
                                                              ============    ============     ============

23.      Pending merger
         --------------

         In October 2000, the Bank entered into an agreement (the  Agreement) to acquire Timberline  Bancshares,  Inc. and its wholly-owned  subsidiary,
         Timberline Community Bank (collectively, "Timberline"). Under the terms of the Agreement,  Timberline  shareholders will receive  approximately
         $13.50 per share in the form of PremierWest Bancorp common stock, cash, or a combination  of common stock and cash.  The  Agreement,  which has been approved by the Boards of Directors of the Bank and Timberline, is
         subject to certain  conditions  for merger  transactions  of this type, including  approval by  shareholders  and regulatory  authorities,  and satisfaction of other terms and conditions.  The pending merger will be accounted for under the purchase  method of accounting  and is expected to be consummated in the second quarter of 2001.